Exhibit 99.1

For investor relations information, contact:
EFJ, Inc.
Sally Beerbower, 703-744-7800

e-mail: sally@qorvis.com

EFJ, Inc. Announces First Quarter 2008 Financial Results

Company On Track with Strategic Plan, Technology Roadmap and Profitability Goal for 2008;

Reports Quarterly Revenues of $33.9 Million and Gross Margin of 33%

Irving, TX – April 30, 2008 – EFJ, Inc. (NASDAQ: EFJI) today announced its results for the quarter ended March 31, 2008.  Revenues were $33.9 million for the three months ended March 31, 2008, and the gross margin was 33%.

“This quarter’s performance is on track with our plan to bring this company back to profitability in 2008,” said Michael E. Jalbert, chairman and chief executive officer.  “I believe that the steps we have taken over the last months have put us squarely on the path for meeting that goal.  These include streamlining the organization by combining the three businesses into one; developing new products; seeking new partnerships; strengthening our marketing efforts to new federal, state and local government customers; and adding other customers seeking to use wireless solutions for monitoring and control.”

Revenues were down as compared to last year’s first quarter of $38.9 million which included large deliveries against Department of Defense contracts, which as expected, were not replicated in the first quarter of 2008.  The decline in federal revenue was partially offset by increases associated with the Federal Communications Commission (FCC) rebanding initiative.

Gross profit decreased $1.3 million, or 10%, to $11.3 million in the three months ended March 31, 2008, from $12.6 million for the same period in 2007.  Gross profit as a percentage of revenues (“Gross Margin”) increased to 33% for the three months ended March 31, 2008, versus 32% for the same period a year ago.

The net loss was $2.1 million, or $0.08 per share, for the three months ended March 31, 2008, compared to net loss of $363,000, or $0.01 per share, for the same period last year.  The increased loss was due to the combination of lower gross profits in the current quarter coupled with higher general and administrative expenses, which totaled $6.4 million in the 2008 first quarter versus $5.6 million for the same quarter of 2007.

Jalbert noted that the Company has launched two new major products since the beginning of the year, including the Rapid Response Video-to-Vehicle (R2V2) Starter Kit and the final bands of the ES portable platform product.  He noted, “We’re especially pleased with early customer response to R2V2, which enables first responders to set up real-time video surveillance and send live footage of the scene to a command and control vehicle.

“We booked a new $1.8 million task order against the $16 million contract from the U.S. Department of Homeland Security announced last October and a $4.0 million follow-on order from a Department of Defense customer.  We are actively cultivating business and technology partners, with plans to announce one new partnership by the end of this quarter.  We continued to strengthen our sales and marketing program, which included our leadership of the first Interoperability Seminar held in Irving during February.  Our new internal performance excellence program is designed to stimulate and reward employee achievements in generating process, operations, and design/engineering improvements throughout the organization,” he said.

The Company’s management plans to discuss the financial results and provide an operational progress report on its investor call today at 9:00 a.m. (EDT).  The investor conference call will be available via live webcast on the EFJ, Inc. website at www.efji.com under the tab “Investor Relations.”  Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software.  The webcast will be archived for 90 days.

To participate by telephone, the domestic dial-in number is 877-407-8031 and the international dial-in number is 201-689-8031.  Participants are urged to call in to the conference call at least 10 minutes prior to the start time.

About EFJ, Inc.

Headquartered in Irving, Texas, EFJ, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International trade names. For more information, visit http://www.efji.com.

Safe Harbor
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward- looking statements due to a number of risk factors including, but not limited to, the level of demand for EFJ’s products and services, reliance on contract manufacturers, the timely procurement of necessary manufacturing components, implementation of application software,  successful integration of the system components, dependence on continued funding of governmental agency programs, general economic and business conditions, and other risks detailed in EFJ’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2007 and in the company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release and EFJ undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2008 and 2007

(Unaudited and in thousands, except share and per share data)

	2008	2007
Revenues	$33,899	$38,948
Cost of sales	22,601	26,374
Gross profit	11,298	12,574
Operating expenses:
Research and development	3,255	3,459
Sales and marketing	3,166	3,406
General and administrative	6,401	5,646
Amortization of intangibles	407	421
Total operating expenses	13,229	12,932
Loss from operations	(1,931)	(358)
Interest expense, net	(181)	(5)
Loss before income taxes	(2,112)	(363)
Income tax benefit (expense)	—	—
Net loss	$(2,112)	$(363)
Net loss per share—Basic	$(0.08)	$(0.01)
Weighted average common shares—Basic	26,062,748	26,030,067

EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2008 and December 31, 2007

(Unaudited and in thousands, except share and per share data)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$8,447	$15,636
Accounts receivable, net of allowance for returns and doubtful accounts of $1,914 and $1,642, respectively	28,461	21,345
Receivables - other	7,163	6,944
Cost in excess of billings on uncompleted contracts	4,762	3,275
Inventories, net	33,918	33,871
Prepaid expenses	1,479	1,109
Total current assets	84,230	82,180
Property, plant and equipment, net	6,795	7,096
Goodwill	20,040	20,040
Other intangible assets, net of accumulated amortization	13,414	13,821
Other assets	430	352
TOTAL ASSETS	$124,909	$123,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$6,500	$—
Current portion of long-term debt obligations	8	8
Accounts payable	10,673	13,411
Accrued expenses	10,321	11,232
Billings in excess of cost on uncompleted contracts	676	221
Deferred revenues	588	1,010
Total current liabilities	28,766	25,882
Long-term debt obligations, net of current portion	15,013	15,015
Deferred income taxes	1,489	1,489
Other liabilities	1,134	737
TOTAL LIABILITIES	46,402	43,123
Stockholders’ equity:

Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,213,128 and 26,210,232 issued and outstanding as of March 31, 2008 and December 31, 2007, respectively)	262	262
Additional paid-in capital	154,006	153,356
Accumulated other comprehensive loss	(1,107)	(710)
Accumulated deficit	(74,654)	(72,542)
TOTAL STOCKHOLDERS’ EQUITY	78,507	80,366
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$124,909	$123,489

###